                                 EXHIBIT 99.1

        Press Release dated August 12, 1996 Announcing the Appointment of Mr. Cooper as Vice President and Chief Financial Officer
                                of ADTRAN, Inc.

[ADTRAN LETTERHEAD APPEARS HERE]                                         PRESS
                                                                         RELEASE

FOR IMMEDIATE RELEASE, August 12, 1996
Contacts:  Stacy Thomas, 205-971-8488
           Carol Nobles, 205-971-8211

              ADTRAN, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Huntsville, AL - ADTRAN, Inc. (NASDAQ: ADTN), a leading designer, developer and manufacturer of high-speed digital networking equipment, announced the appointment of John R. Cooper as Vice President and Chief Financial Officer.

Prior to joining ADTRAN, Cooper ran Sauty Group, Inc., a strategic advisory consulting firm located in Birmingham, AL. His background includes over 20 years in public accounting including serving as Managing Partner of the Coopers & Lybrand offices in Knoxville, TN and Birmingham. His experience includes serving a number of technology companies through all phases of development. In addition, Mr. Cooper, who served as Kern's Chief Executive Officer, was a member of a group of investors which owned and operated Kern's Bakeries, Inc. in Knoxville from 1988 to 1991.

A native of the Guntersville, AL area, Cooper holds B.S. and M.A. degrees in accounting from the University of Alabama. He was a member of the Class VI of Leadership Alabama and has served in a number of leadership roles in the Birmingham community, including the American Red Cross and serving as Chairman of a business incubator.

In announcing Cooper's role, Mark C. Smith, Chairman of ADTRAN, noted that, "Irwin O. Goldstein, Vice President of Administration, and I are most pleased that John Cooper has agreed to join ADTRAN in this most critical role. The combination of Mr. Goldstein and Mr. Cooper will provide the Finance and Administration Management team to support our rapidly growing business."

ADTRAN, Inc. designs, develops, and markets a broad range of high speed digital transmission products utilized by TELCOs, corporate end users, and OEMs to implement digital service over existing telephone networks.